EXHIBIT 15.1

Accountant’s Acknowledgement

To the Board of Directors and Shareholders

Focus Venture Partners, Inc.:

We hereby acknowledge our awareness of the use of our report dated November 13, 2012 included within the Registration Statement of Focus Venture Partners, Inc. on Form S-1/A, for the three and six months ended June 30, 2012, and incorporated by reference in the Registration Statement Form S-1/A and in the related Prospectus.

Pursuant to Rule 436 (c) under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ De Joya Griffith, LLC

Henderson, NV

November 13, 2012